KIRKLAND’S REPORTS FOURTH QUARTER AND FISCAL 2018 RESULTS

•	Fourth quarter net sales $216.1 million; comparable e-commerce revenue increased 15.3%

•	Fourth quarter earnings per diluted share of $0.95

•	Annual earnings per diluted share of $0.24; adjusted earnings per diluted share of $0.38

NASHVILLE, Tenn. (March 15, 2019) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 52-week periods ended February 2, 2019.
Net sales for the 13 weeks ended February 2, 2019 decreased 3.8% to $216.1 million compared to $224.6 million for the 14 weeks ended February 3, 2018. The extra week in fiscal 2017 was responsible for approximately $10.0 million of net sales during the fourth quarter. Kirkland’s opened three stores and closed seven during the period, bringing the total number of stores to 428 at year end. On a 13-week comparison, comparable store sales, including e-commerce sales, decreased 3.3% compared to an increase of 2.0% in the prior-year quarter. Negative store traffic was partially offset by an improvement in conversion. E-commerce sales were driven by gains in traffic.
Net income for the 13 weeks ended February 2, 2019 was $14.2 million, or $0.95 per diluted share, compared to net income of $12.9 million, or $0.79 per diluted share, for the 14 weeks ended February 3, 2018. Gross profit declined from 35.2% to 34.4% of sales, primarily driven by deleverage of central distribution and store occupancy costs and a decline in merchandise margin. Total operating expenses, excluding depreciation, declined from 25.0% to 24.7% of sales due to overall cost controls.
Net sales for the 52 weeks ended February 2, 2019 increased 2.0% to $647.1 million compared to $634.1 million for the 53 weeks ended February 3, 2018. On a 52-week comparison, comparable store sales, including e-commerce sales, decreased 1.3% compared to an increase of 0.3% in the prior-year period. Kirkland’s opened 25 stores and closed 15 during the 52-week period ended February 2, 2019.
Net income for the 52 weeks ended February 2, 2019 was $3.8 million, or $0.24 per diluted share, compared to net income of $5.3 million, or $0.33 per diluted share, for the 53 weeks ended February 3, 2018. Adjusted earnings, excluding severance and other charges associated with the Company’s Chief Executive Officer transition, for the 52 weeks ended February 2, 2019 was $5.9 million, or $0.38 per diluted share. Gross profit declined from 32.7% to 31.4% of sales with merchandise margin remaining relatively flat year over year. Product margin improved over the prior-year period, which when combined with the improved vendor compliance initiative, offset increases in inbound freight. The largest impact on gross profit continues to be driven by the fixed components of store occupancy and central distribution costs due to brick and mortar deleverage. Total operating expenses, excluding depreciation, declined from 30.2% to 29.5% of sales due to overall cost controls.
“Since coming on board, I've spent time visiting stores, meeting Kirkland's employees and customers, and doing some deep dives with a particular focus on merchandising, product design and branding,” said Woody Woodward. “What is clear to me is that Kirkland’s has a strong value proposition that resonates with our shopper, and we have a robust operational focus that’s driving improvement in key areas of the business.”
“While we made progress in key operational areas in 2018, we are disappointed with our overall performance and believe we need to accelerate the pace of change within the organization,” continued Mr. Woodward. “We are taking meaningful steps to further transform the business to address ongoing changes in home décor retailing.”
“Our plan for 2019 includes aggressive steps to fast-track our transition by building on our 2018 work and adding strategic initiatives to address traffic and enhance the customer experience.”
Kirkland’s key strategic initiatives for 2019 include:

•	Advancing new product categories that broaden our reach;

•	Accelerating direct sourcing to lower the cost of goods;

•	Optimizing the supply chain to alleviate cost pressures and moderate freight headwinds;

•	Leveraging analytics to sharpen pricing and promotional strategies; and

•	Improving omni-channel customer growth and profitability.

“Much of this work has begun and some of it should bear fruit in the second half of 2019," continued Mr. Woodward. "We believe our plan will drive long-term growth as we reinforce Kirkland's as a source for affordable home décor design ideas. We have a strong customer proposition and a healthy balance sheet to support our strategy, and we’re optimistic about our prospects to improve performance and create long-term value for shareholders.”

Fiscal 2019 Outlook
Kirkland’s is introducing its outlook for fiscal 2019 as follows:

Sales:
The Company expects total sales for fiscal 2019 to be flat to up 2% compared to fiscal 2018. This level of sales performance implies no net new stores and a same store sales increase in the range of flat to 1%, driven by growth in e-commerce through kirklands.com. The Company expects continued brick and mortar traffic and core assortment challenges to result in a decrease in year over year sales in the first half of the year. The Company expects sales growth in the second half of the year as new assortment initiatives are implemented.

Earnings:
The Company expects fiscal 2019 diluted earnings per share to be in the range of $0.15 to $0.30. The full year earnings projection assumes a tax rate of approximately 25% compared to a rate of 35% in fiscal 2018.

Capital Expenditures:
The Company expects capital expenditures in the range of $21 to $23 million, driven primarily by investments in omni-channel and supply chain capabilities, compared to approximately $29 million in fiscal 2018.

This performance outlook is based on current information as of March 15, 2019. The information on which this outlook is based is subject to change, and investors are cautioned that the Company may update its full-year business outlook or any portion thereof at any time for any reason.

Investor Conference Call and Web Simulcast
Kirkland’s will hold its earnings call for the fourth quarter later today at 9:00 a.m. ET. Participating on the call will be Steve Woodward, Chief Executive Officer, Mike Cairnes, President and Chief Operating Officer, and Nicole Strain, Interim Chief Financial Officer. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Friday, March 22, 2019, by dialing (412) 317-0088 and entering the confirmation number, 10128886.
A live webcast of Kirkland’s quarterly conference call will be available online on the Company’s Investor Relations Page on March 15, 2019, beginning at 9:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.
About Kirkland’s, Inc.
Kirkland’s, Inc. is a specialty retailer of home décor in the United States, currently operating 428 stores in 37 states as well as an e-commerce enabled website, www.kirklands.com.  The Company’s stores present a broad selection of distinctive merchandise, including holiday décor, framed art, furniture, ornamental wall décor, fragrance and accessories, mirrors, lamps, decorative accessories, textiles, housewares, gifts, artificial floral products, frames, clocks and outdoor living items.  The Company’s stores also offer an extensive assortment of holiday merchandise during seasonal periods as well as items carried throughout the year suitable for gift-giving.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 3, 2018 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	13-Week Period Ended	14-Week Period Ended
	February 2, 2019	February 3, 2018
Net sales	$216,147	$224,614
Cost of sales	141,841	145,483
Gross profit	74,306	79,131
Operating expenses:
Compensation and benefits	32,782	36,339
Other operating expenses	20,615	19,798
Depreciation (exclusive of depreciation included in cost of sales)	1,829	1,901
Total operating expenses	55,226	58,038
Operating income	19,080	21,093
Other income, net	(305)	(211)
Income before income taxes	19,385	21,304
Income tax expense	5,228	8,439
Net income	$14,157	$12,865
Earnings per share:
Basic	$0.96	$0.80
Diluted	$0.95	$0.79
Shares used to calculate earnings per share:
Basic	14,760	15,991
Diluted	14,850	16,223

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	52-Week Period Ended	53-Week Period Ended
	February 2, 2019	February 3, 2018
Net sales	$647,071	$634,117
Cost of sales	444,002	426,581
Gross profit	203,069	207,536
Operating expenses:
Compensation and benefits	116,272	116,895
Other operating expenses	74,682	74,299
Depreciation (exclusive of depreciation included in cost of sales)	7,234	6,990
Total operating expenses	198,188	198,184
Operating income	4,881	9,352
Other income, net	(930)	(464)
Income before income taxes	5,811	9,816
Income tax expense	2,031	4,520
Net income	$3,780	$5,296
Earnings per share:
Basic	$0.24	$0.33
Diluted	$0.24	$0.33
Shares used to calculate earnings per share:
Basic	15,445	15,973
Diluted	15,566	16,166

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	February 2, 2019	February 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$57,946	$80,156
Inventories, net	84,434	81,255
Prepaid expenses and other current assets	15,561	15,988
Total current assets	157,941	177,399
Property and equipment, net	110,823	113,039
Deferred income taxes	1,703	2,216
Other assets	6,681	6,543
Total assets	$277,148	$299,197

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,170	$53,125
Income taxes payable	701	4,943
Accrued expenses	37,665	38,872
Total current liabilities	86,536	96,940
Deferred rent	51,871	53,303
Other liabilities	7,941	8,193
Total liabilities	146,348	158,436
Net shareholders' equity	130,800	140,761
Total liabilities and shareholders’ equity	$277,148	$299,197

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	52-Week Period Ended	53-Week Period Ended
	February 2, 2019	February 3, 2018
Net cash provided by (used in):
Operating activities	$22,321	$45,125
Investing activities	(28,775)	(28,424)
Financing activities	(15,756)	(482)
Cash and cash equivalents:
Net (decrease) increase	(22,210)	16,219
Beginning of the period	80,156	63,937
End of the period	$57,946	$80,156

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